UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2007

WGNB CORP.
(Exact name of registrant as specified in its charter)

GEORGIA	000-30805	58-1640130
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Maple Street
P.O. Box 280
Carrollton, Georgia 30117
(Address of Principal
Executive Offices)

(770) 832-3557
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 9, 2006, the Board of Directors (the “Board”) of WGNB Corp. (the “Company”) voted to increase the size of the Board from 11 persons to 12 persons and to appoint Loy M. Howard as a new Class II director to fill the vacancy created by such increase. Mr. Howard’s term as a Class II director will expire at the Company’s 2008 Annual Meeting of Shareholders.

Mr. Howard, age 47, serves as the president and chief executive officer of Tanner Health System. Tanner Health System, headquartered in Carrollton, Georgia is a three hospital, 311 bed system in the west Georgia region which employs 2,000 people and has gross revenues of over $500 million. Mr. Howard has been in healthcare administration since 1987. Mr. Howard joined the board of First National Bank of Georgia in September of 2007. He is a certified public accountant with a MBA from the University of South Carolina and a BA in accounting from the University of West Florida. Mr. Howard received the 2002 Horizon Award from the Carroll County Chamber of Commerce and the 2000 Visionary Award from the Follow Me Foundation. He is the Co-founder of the Carroll Tomorrow Initiative and is the former chairman of Carroll Tomorrow, Carroll County Chamber of Commerce, Oak Mountain Academy and the Carroll County Health Department. Mr. Howard, his wife and their three children reside in Carrollton.

There are no special arrangements or understandings between Mr. Howard and any other persons relating to his appointment to the Board. Mr. Howard will serve on the Audit Committee of the Company. As with other members who serve on the Board of Directors, Mr. Howard will receive a retainer of $300 per month, a board meeting fee of $900 for each board meeting attended and an Audit Committee retainer of $300 per month regardless of the number of meetings held. There have been no transactions with the Company that exceed $120,000 in which Mr. Howard had a direct or indirect interest, per Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WGNB CORP.

Date: October 15, 2007	By:	/s/ Steven J. Haack
Steven J. Haack
Treasurer (Principal Financial Officer)